================================================================================






                          SECURITIES PURCHASE AGREEMENT

                                   DATED AS OF

                                 APRIL 14, 2000

                                     BETWEEN

                      THIRD MILLENNIUM COMMUNICATIONS, INC.



                                       AND

                        THE OFFICIAL INFORMATION COMPANY








================================================================================

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE I:            DEFINED TERMS; RULES OF CONSTRUCTION........................................................1

         1.1          Defined Terms...............................................................................1
         1.2          Rules of Construction.......................................................................6

ARTICLE II:           PURCHASE AND SALE OF SHARES; CLOSINGS.......................................................7

         2.1          Authorization of Issuance of Common Shares..................................................7
         2.2          Closing.....................................................................................7
         2.3          Closing Deliveries...............................................ERROR! BOOKMARK NOT DEFINED.
         2.4          Use Of Proceeds..................................................ERROR! BOOKMARK NOT DEFINED.

ARTICLE III:          REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................7

         3.1          Due Incorporation and Good Standing.........................................................7
         3.2          Capitalization..............................................................................8
         3.3          Subsidiaries................................................................................8
         3.4          Authority...................................................................................8
         3.5          Authorization of Common Shares..............................................................9
         3.6          No Violation or Conflict; No Default........................................................9
         3.7          Financial Statements:  No Material Adverse Change..........................................10
         3.8          Rights of Registration and Voting Rights...................................................11
         3.9          Private Offering...........................................................................11
         3.10         No Brokers.................................................................................11
         3.11         Litigation.................................................................................12
         3.12         Taxes......................................................................................12
         3.13         Intellectual Property Rights...............................................................13
         3.14         Compliance with Laws.......................................................................13
         3.15         Full Disclosure............................................................................13

ARTICLE IV:           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER............................................14

         4.1          Organization and Standing..................................................................14
         4.2          Purchase for Own Account...................................................................14
         4.3          Accredited Investor........................................................................14
         4.4          Authorization; Consents....................................................................14

ARTICLE V:            INDEMNIFICATION............................................................................15

         5.1          Indemnification by Company.................................................................15
         5.2          Indemnification by the Purchaser...........................................................16
         5.3          Notification of Claims; Election to Defend.................................................16

ARTICLE VII:          TRANSFER OF SECURITIES.....................................................................18

         6.1          Restriction on Transfer....................................................................18
         6.2          Restrictive Legends........................................................................18

ARTICLE VIII:         MISCELLANEOUS..............................................................................18

         7.1          Fees, Expenses and Issue Taxes.............................................................18
         7.2          Further Assurances.........................................................................19
         7.3          Successors and Assigns.....................................................................19
         7.4          Entire Agreement...........................................................................19
         7.5          Notices....................................................................................19
         7.6          Amendments, Modifications and Waivers......................................................20
         7.7          Time is of the Essence:  Delays or Omissions...............................................20
         7.8          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial............................21
         7.9          No Third Party Reliance....................................................................21
         7.10         Extension; Waiver..........................................................................21
         7.11         Severability...............................................................................22
         7.12         Independence of Agreements, Covenants, Representations and Warranties......................22
         7.13         Counterparts; Facsimile Signatures.........................................................22
         7.14         Survival of Representations, Warranties and Agreements.....................................22
         7.15         Disclosure of Financial Information........................................................23

                                    EXHIBITS


REGISTRATION RIGHTS AGREEMENT                                               A

Shareholders Agreement                                                      B

                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT (the "Agreement") dated as of April 14, 2000, between Third Millennium Communications, Inc., a Georgia corporation (the "Company"), and The Official Information Company, a Delaware corporation (the "Purchaser").

         A. The Company, the Purchaser and certain of Purchaser's shareholders have entered into a letter of intent ("LOI") dated as of April 13, 2000, pursuant to which, among other things, the Purchaser has agreed to purchase and the Company has agreed to sell the E-Products division of the Company (the "Acquisition") subject to the terms and conditions set forth in the LOI.

         B. Pending the negotiation and consummation of definitive documentation relating to the Acquisition (the "Acquisition Agreement"), Purchaser has agreed to invest $5 million in the Company in exchange for 1,428,571 shares of Common Stock (the "Common Shares") in the Company, subject to the terms and conditions set forth in this Agreement.

         C. Simultaneously herewith, the Company and the Purchaser have executed and delivered the Registration Rights Agreement and the Shareholders Agreement (each, as defined herein).

         ACCORDINGLY, in consideration of the foregoing and the covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby agree as follows:



                                   ARTICLE I:

                      DEFINED TERMS; RULES OF CONSTRUCTION

1.1      DEFINED TERMS.

         Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them below or in the other locations of this Agreement specified below:

                  "Affiliate," as applied to any specified Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person. For purposes of the foregoing, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" shall have meanings correlative to the foregoing. In the case of a Person who is an individual, the term "Affiliate" shall include, with respect to such specified Person, (i) members of such specified Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act), and
(ii) trusts, the trustee or the beneficiaries of which are such specified Person or members of such Person's immediate family as determined in accordance with the foregoing clause (i). Notwithstanding the foregoing, the Purchaser and its Affiliates shall not be deemed Affiliates of the Company for purposes of this Agreement.

                  "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

                  "Agreement" shall have the meaning given to such term in the caption.

                  "Applicable Laws," with respect to any Person, means all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority (including, without limitation, laws relating to pollution or protection of human health or the environment) applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

                  "Articles of Incorporation" means the Articles of Incorporation of the Company, as amended and in effect at the time in question.

                  "Business Day" means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York, or Atlanta, Georgia.

                  "By-Laws" means the by-laws of the Company, as amended and in effect at the time in question.

                   "Claim" means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.

                  "Closing" has the meaning ascribed thereto in Section 2.3.

                  "Closing Date" has the meaning ascribed thereto in Section
2.3.

                  "Common Shares" has the meaning ascribed thereto in Section
2.1.

                  "Common Stock" has the meaning ascribed thereto in Section
2.1.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any similar Federal law then in force, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

                  "Company" has the meaning given to it in the caption to this Agreement.

                  "Consolidated" or "consolidated," when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

                  "Contracts" has the meaning ascribed thereto in Section 3.6.

                  "Documents" means this Agreement and the other documents, agreements and certificates executed pursuant to or in connection with this Agreement.

                  "Equity Interest" means (i) with respect to a corporation, any and all issued and outstanding capital stock and warrants, options or other rights to acquire capital stock and (ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, or other equivalents of, or other ownership interests in any such Person and warrants, options or other rights to acquire any such units or interests.

                  "Financial Statements" has the meaning ascribed thereto in
Section 3.7.

                  "Fundamental Documents" means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. The Fundamental Documents of the Company are the Articles of Incorporation and By-Laws and any other organizational document as amended or restated (or both) to date.

                  "GAAP" means United States generally accepted accounting principles, consistently applied.

                  "Governmental Authority" means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

                  "Holder" means the Purchaser and any transferee of the Purchaser permitted by the Shareholders Agreement that is or becomes a holder of the Common Shares, in each case, so long as the Person holds any Common Shares.

                  "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records.

                  "Legal Requirements" means, as to any Person, all federal state, local or foreign laws, statutes, rules, regulations, ordinances, permits, certificates, requirements, regulations and restrictions of any Governmental Authority applicable to such Person or any of its properties or assets.

                  "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

                  "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in a charge against real or personal property, or security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

                  "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the other Documents.

                  "Order" means any judgment, writ, decree, injunction, order, stipulation, compliance agreement or settlement agreement issued or imposed by, or entered into with, a Governmental Authority, whether or not having the force of law.

                  "Permitted Lien" shall mean the following Liens: (a) Liens existing on the date hereof as listed on Schedule 1.1; (b) Liens for taxes, assessments or other governmental charges or levies not yet due; (c) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business of the Company consistent with past practices for amounts not yet due; (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business of the Company consistent with past practices in connection with worker's compensation, unemployment insurance or other types of social security; and (e) with respect to interests in real property, minor defects of title, easements, rights-of-way, restrictions and other similar charges or Liens not materially detracting from the value or materially interfering with the use of such real property.

                  "Person" shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

                  "Purchase Price" means five million dollars ($5,000,000.00).

                  "Proceeding" means any legal, administrative or arbitration action, suit, complaint, charge, hearing, inquiry, investigation or proceeding (including any partial or threatened proceedings).

                  "Purchaser" has the meaning given to it in the caption to this Agreement and any Person succeeding to the rights of the Purchaser pursuant to the terms hereof.

                  "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof, among the Company and the Purchaser in the form of Exhibit A attached hereto.

                  "Reserved Common Shares" means the shares of Common Stock reserved for issuance upon exercise of Equity Interests in the Company.

                  "Restricted Securities" shall mean the Common Shares, and any shares of capital stock received in respect thereof, in each case which have not then been sold to the public pursuant to (a) registration under the Securities Act or (b) an exemption from the registration requirements of the Securities Act, including but not limited to Rule 144 (or similar or successor rule) promulgated under the Securities Act.

                  "Securities" means, with respect to any Person, such Person's "securities" as defined in Section 2(1) of the Securities Act and includes such Person's capital stock or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock or other equity interests.

                  "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same may from time to time be in effect.

                  "Shareholder' Agreement" means the Shareholder' Agreement dated as of the date hereof, among the Company, certain of its shareholders and the Purchaser in the form of Exhibit B attached hereto.

                  "Subsidiary" shall mean, at any time, with respect to any Person (the "Subject Person"), (i) any Person of which either (x) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by the Subject Person and one or more Subsidiaries of the Subject Person, or (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with GAAP.

                  "Tax" means any Taxes and the term "Taxes" means, with respect to any Person, (A) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such Person and (B) any Liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other Applicable Laws) of another Person or a member of an affiliated or combined group.

                  "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                  "Tax Returns" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

                  "Transactions" shall have the meaning ascribed to such term in
Section 3.4.

                  "Transfer" means any disposition of any shares or other units of Restricted Securities or any interest therein which would constitute a sale thereof within the meaning of the Securities Act.

1.2      RULES OF CONSTRUCTION.

         The term "this Agreement" means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.



                                   ARTICLE II:

                      PURCHASE AND SALE OF SHARES; CLOSING

2.1      AUTHORIZATION OF ISSUANCE OF COMMON SHARES

         Subject to the terms and conditions hereof, the Company has authorized the issuance of an aggregate of 1,428,571 shares (the "Common Shares") of the Company's Common Stock, no par value ("Common Stock"), as may be adjusted proportionately for any subdivision (by any stock split, stock dividend, recapitalization or otherwise) or combination (by reverse stock split or otherwise) of the capital stock of the Company per share.

2.2      SALE OF COMMON SHARES; CLOSING.

At the closing (the "Closing"), to be held on the date hereof (the "Closing Date") at the offices of Greenberg Traurig, 3060 Peachtree Road, Atlanta, Georgia, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company the Common Shares for the Purchase Price. 2.3 Closing Deliveries. At the Closing, the Company shall deliver to the Purchaser a certificate, registered in the Purchaser's name, representing the Common Shares against receipt by the Company of a wire transfer of immediately available funds to an account designated by the Company of the Purchase Price. In addition, at the Closing, the Purchaser and the Company shall enter into the Registration Rights Agreement, and the Company, certain of its shareholders and the Purchaser shall enter into the Shareholders' Agreement. .



                                  ARTICLE III:

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

         The Company represents and warrants to the Purchaser that as of the date hereof:

3.1      DUE INCORPORATION AND GOOD STANDING.

         The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Georgia with corporate power and authority to own, lease and operate its properties, to conduct its business as currently conducted and as proposed to be conducted and to enter into and perform its obligations under this Agreement and the other Documents to which it is a party. The Company is not required to be qualified as a foreign corporation to transact business in any jurisdiction.

3.2      CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of
(i) 100 million shares of Common Stock and (ii) 25 million shares of blank check preferred stock. After giving effect to the transactions contemplated by this Agreement, (A) there will be issued and outstanding (y) {___________} shares of Common Stock, all of which are validly issued and fully paid and nonassessable and, (z) no shares of Preferred Stock and; (B) there will be reserved for issuance {__________} shares of Common Stock to be issued upon conversion of Equity Interests in the Company. Except as set forth above and on Schedule 3.2 hereto, as of the date hereof, after giving effect to the transactions contemplated by this Agreement and the other Documents, there are no Equity Interests of the Company or any Subsidiary of the Company, or agreements obligating the Company or any Subsidiary of the Company to issue, transfer, grant or sell any Equity Interests in the Company or any Subsidiary of the Company.

                  (b) Except as set forth on Schedule 3.2, the Company has complied in all material respects with all federal and state securities laws in connection with the issuance of all outstanding Equity Interests.

                  (c) Except as listed on Schedule 3.2, and except as contemplated by the Documents, there are no preemptive rights, voting agreements, transfer restrictions (except those imposed by applicable federal and state securities laws) or registration rights affecting the Equity Interests in the Company.

3.3      SUBSIDIARIES.

         Schedule 3.3 hereto sets forth a list of all Subsidiaries of the Company and the respective state or jurisdiction of incorporation or organization. Except as set forth on Schedule 3.3, all of the issued and outstanding Equity Interests of such Subsidiaries have been duly and validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company. Each Subsidiary of the Company is duly incorporated and is in good standing in its respective state or jurisdiction of incorporation and has the corporate authority to own, lease or operate its properties and to conduct its business as currently conducted and as proposed to be conducted. The Subsidiary of the Company should be duly qualified to transact business in the State of Tennesseeand the Company will promptly qualify such Subsidiary therein.

3.4      AUTHORITY.

         The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Documents to which it is a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (the "Transactions"). The execution and delivery of this Agreement and the other Documents to which it is a party has been authorized by all necessary corporate action on the part of the Company and no other corporate proceedings or approvals are required on the part of the Company to authorize this Agreement or the other Documents to which it is a party or to consummate the Transactions. This Agreement and the other Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Purchaser, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the extent the indemnification provisions contained herein and the Documents may be limited by applicable federal or state securities laws.

3.5      AUTHORIZATION OF COMMON SHARES.

         The issuance and sale of the Common Shares have been duly authorized and the Common Shares when issued to the Purchaser for the consideration set forth herein will be fully paid and non-assessable, with no personal liability attached to the ownership thereof, and free of restrictions on transfer other than under this Agreement, the Shareholders Agreement, and applicable state and federal securities laws.

3.6      NO VIOLATION OR CONFLICT; NO DEFAULT.

                  (a) Neither the execution, delivery or performance of this Agreement, or any of the other Documents by the Company, nor the compliance by the Company with its obligations hereunder or thereunder, nor the consummation of the Transactions, nor the issuance, sale or delivery of the Common Shares will:

                        (i) violate or conflict with any provision of the
            Fundamental Documents of the Company or any of its Subsidiaries;

                        (ii) violate or conflict in any material respect with
            any Applicable Laws; or

                        (iii) violate, be in conflict with, or constitute a
            breach or default (or any event which, with the passage of time or notice or both, would become a default) under, or permit the termination of, or require the consent of any Person under, result in the creation or imposition of any Lien upon any property of the Company or its Subsidiaries under, result in the loss (by the Company or any Subsidiary) or modification in any manner adverse to the Company and its Subsidiaries of any right or benefit under, or give to any other Person any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation under, any mortgage, indenture, note, debenture, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral (collectively, "Contracts") to which the Company or any of its Subsidiaries is a party or by which their properties may be bound or affected except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) The Company is not in default (without giving effect to any grace or cure period or notice requirement) under any Contract except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or any of its Fundamental Documents or any applicable judgments or orders.

                  (c) The execution and delivery of this Agreement and the other Documents to which the Company is a party do not, and the performance of its obligations under this Agreement and the other Documents and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority pursuant to any Applicable Laws, except for (i) required filings under the Securities Act or state "blue sky" laws as a result of the issuance of the Common Shares hereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications, would not prevent or delay in any material respect consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement or the other Documents.

3.7      FINANCIAL STATEMENTS:  NO MATERIAL ADVERSE CHANGE.

                   (a) The Company has made available to the Purchaser its (i) unaudited financial statements for the years ended December 31, 1997 and 1998, each as prepared, without a report and unissued, by its independent public accountant, and (ii) its unaudited financial statements for the year ended December 31, 1999, and its unaudited financial statements including balance sheet at February 29, 2000, each as prepared by the Company (collectively, the "Financial Statements"). The Financial Statements are attached hereto as
Schedule 3.7. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that
(i) the unaudited Financial Statements do not contain all footnotes required by GAAP and (ii) the unaudited Financial Statements for (x) the year ended December 31, 1999 and (y) the period ended February 29, 2000 are not prepared on a consolidated basis in accordance with GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, except where the failure to do so is in any way related to the Company's non-compliance with GAAP as identified in the preceding sentence.

                  (a) Except as set forth on Schedule 3.7 hereto, subsequent to December 31, 1999, there has not been (i) any material adverse change in the properties, business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) any incurrence, satisfaction or discharge of any Lien on any asset or property of the Company, other than with respect to a Permitted Lien, (iii) any waiver or compromise of any valuable right of the Company or any Subsidiary, or the cancellation of any material debt or material claim held by the Company or any Subsidiary, (iv) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Company, or any agreement or commitment therefor, (v) any mortgage, pledge, sale, assignment or transfer of any material tangible or intangible assets of the Company, except in the ordinary course of business, (vi) any loan or guaranty by the Company or any Subsidiary to or for the benefit of any officer, director, employee, consultant or stockholder, or any member of their immediate families, or any agreement or commitment therefor, other than travel expense advances made by the Company to its officers, directors, employees, consultants or stockholders in the ordinary course of business, (vii) any material damage, destruction or loss (whether or not covered by insurance) affecting the assets of the Company or any Subsidiary, (viii) any increase, direct or indirect, in the compensation (including salary, bonus, insurance or pension benefits) paid or payable to or for the benefit of any officer, director, employee or consultant of the Company or any Subsidiary other than in the ordinary course of business, (ix) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject, or (x) any sale, assignment or transfer of any Intellectual Property Rights or any other material intangible or tangible assets, other than in the ordinary course of business.

                  (b) Except as set forth on Schedule 3.7, since December 31, 1999, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except for liabilities, obligations or contingencies (i) which are reflected in the unaudited balance sheet of the Company at December 31, 1999, (ii) which were incurred in the ordinary course of business after December 31, 1999 and consistent with past practices, (iii) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) which arise as a result of this Agreement or the other Documents. Since December 31, 1999, there has been no change in any significant accounting (including tax accounting) policies, practices or procedures of the Company or its Subsidiaries.

3.8      RIGHTS OF REGISTRATION AND VOTING RIGHTS.

         Except as contemplated by the Registration Rights Agreement or as set forth on Schedule 3.8, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity. To the best of the Company's knowledge, except as contemplated in the Shareholders Agreement and the Shareholders Agreement dated as of October 7, 1996 between the Company and certain of its shareholders or as set forth on Schedule 3.8, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.9      PRIVATE OFFERING.

         Assuming the correctness of the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 hereof, the offer and sale of the Common Shares to the Purchaser hereunder is exempt from the registration requirements of the Securities Act. In the case of the offer or sale of the Common Shares, no form of general solicitation or general advertising was used by the Company and its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

3.10     NO BROKERS.

         Except for The Robinson-Humphrey Company Ltd. ("RH"), the Company has not engaged any broker, finder, commission agent or other such intermediary in connection with the sale of the Common Shares and the transactions contemplated by this Agreement and the other Documents, and the Company is under no obligation to pay any broker's or finder's fee or commission or similar payment in connection with such transactions, except to RH.

3.11     LITIGATION.

                  (a) There is no Proceeding, whether commenced, or to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets, except for such Proceedings that would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect, and there is no Proceeding seeking to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement or any of the other Documents or the Transactions.

                  (b) Neither the Company nor any of its Subsidiaries is subject to (i) any Claim, (ii) any Order or (iii) any rule or regulation of any Governmental Authority that has had a Material Adverse Effect or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12     TAXES.

         Except as otherwise disclosed in Schedule 3.12:

                  (a) The Company and its Subsidiaries have timely filed or will timely file or cause to be timely filed, all material Tax Returns (or extensions) required by Applicable Laws to be filed by any of it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                  (b) The Company and its Subsidiaries have paid, or where payment is not yet due, have established, or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                  (c) To the Company's knowledge, no Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of the Company or its Subsidiaries that if raised with respect to any other period not so audited would reasonably be expected to result in a material proposed deficiency for any period not so audited. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company or its Subsidiaries. There are no liens for Taxes upon the assets of the Company or its Subsidiaries, except liens for current Taxes not yet due.

                  (d) Neither Company nor its Subsidiaries have given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                  (e) Neither the Company nor its Subsidiaries are a party to, or are bound by any tax sharing, cost sharing or similar agreement or policy relating to Taxes.

                  (f) Neither the Company nor its Subsidiaries have entered into agreements that would result in the disallowance of any tax deductions pursuant to Section 280G of the Code. No "consent" within the meaning of Section 341(f) of the Code has been filed with respect to the Company or its Subsidiaries.

                  (g) The Company has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have, individually or in the aggregate, a Material Adverse Effect.

                  (h) The Company has withheld or collected from each payment made to each of its employees, the amount of Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax Authorities or authorized Tax depositaries.

3.13     INTELLECTUAL PROPERTY RIGHTS.

         To the knowledge of the officers of the Company, each of the Company and its Subsidiaries owns or possesses adequate licenses or other rights to use all Intellectual Property Rights material to its business as currently conducted. Neither the Company nor any of its Subsidiaries has received any written notice of infringement of or conflict with asserted rights of others with respect to the use of Intellectual Property Rights other than as disclosed on Schedule 3.13. To the knowledge of the officers of the Company, all Intellectual Property Rights material to its business as currently conducted are valid and enforceable and the Company has performed all acts and has paid all required fees and taxes to maintain all registrations of such Intellectual Property Rights in full force and effect. To the knowledge of the officers of the Company, neither the Company nor any of its Subsidiaries, in the conduct of their business as now conducted infringes in any material respect with any right of any third party, known to the Company. Neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement and the other Documents or the performance of any obligations hereunder and thereunder, in material breach of any license or other agreement relating to any Intellectual Property Rights. To the knowledge of the officers of the Company, no third party is infringing or has infringed any Intellectual Property Rights of the Company or its Subsidiaries.

3.14     COMPLIANCE WITH LAWS.

         Each of the Company and its Subsidiaries has obtained and has maintained in good standing any licenses, permits, consents and authorizations required to be obtained by it under all Applicable Laws relating to its business, the absence of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and any such licenses, permits, consents and authorizations remain in full force and effect. Each of the Company and its Subsidiaries is in compliance, in all material respects, with all Applicable Laws and there is no pending or, to the Company's knowledge, threatened, Claim or Proceedings against either the Company or its Subsidiaries pursuant to any Legal Requirements, other than any such Claim or Proceedings which, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15     FULL DISCLOSURE.

         Neither this Agreement, the financial statements referred to in Section
3.7 nor any Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.



                                   ARTICLE IV:

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company as of the date hereof, as follows:

4.1      ORGANIZATION AND STANDING.

         The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2      PURCHASE FOR OWN ACCOUNT.

         The Purchaser is purchasing the Common Shares solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any current distribution thereof (within the meaning of the Securities Act) that would cause the original purchase of the Common Shares to be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of such Common Shares pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

4.3      ACCREDITED INVESTOR.

         The Purchaser is knowledgeable, sophisticated and experienced in business and financial matters and in investing in privately held business enterprises in the development stage and capable of evaluating the risks of investment in the Common Shares; it has previously invested in securities similar to the Common Shares, acknowledges and is aware of the risks of investment in the Company, and it acknowledges that the Common Shares have not been registered under the Securities Act and understands that the Common Shares must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it is able to bear the economic risk of its investment in the Common Shares and is presently able to afford the complete loss of such investment; and it is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

4.4      AUTHORIZATION; CONSENTS.

                  (a) The Purchaser has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under this Agreement, (ii) to execute, deliver and perform all of its obligations under the Documents and (iii) to consummate the transactions contemplated hereby and thereby. This Agreement, assuming the due authorization, execution and delivery thereof by the Company, is a legally valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except for (a) the effect thereon of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (b) limitations imposed by Federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

                  (b) The execution and delivery by the Purchaser of this Agreement and the other Documents to which the Purchaser is a party do not, and the performance of its obligations under this Agreement and the other Documents and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body under any Laws, except for (i) required filings under the Securities Act or state "blue sky" laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

4.5      DISCLOSURE OF INFORMATION.

         The Purchaser represents it has received all the information it considers necessary or appropriate for deciding whether to purchase the Common Shares. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Purchaser to rely thereon.

4.6      STATE OF RESIDENCE.

         Purchaser conducts business in the state of New York. The decision to purchase the Common Shares was made in such state.



                                   ARTICLE V:

                                 INDEMNIFICATION

5.1      INDEMNIFICATION BY COMPANY.

                  (a) The Company shall indemnify and hold the Purchaser and the Purchaser's officers, directors and employees (collectively, the "Purchaser Indemnified Parties") harmless from and against, and agree promptly to defend each of the Purchaser Indemnified Parties from and reimburse each of the Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively, "Losses") that any of the Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with any breach or inaccuracy of any of the representations and warranties made by Company in or pursuant to this Agreement.

                  (b) Notwithstanding any other provision to the contrary, the Company shall not have any liability under Section 5.1(a) above unless a claim has been asserted with respect to the matters set forth in Section 5.1(a) within two years of the Closing Date except with respect to matters arising under Sections 3.12, in which event the Purchaser must have asserted a claim within the applicable statue of limitations. Notwithstanding any provision set forth in this Agreement to the contrary, for purposes of determining whether any Losses have occurred or the amount of any such Losses, the representations and warranties of the Company hereunder shall be considered without regard to any materiality or knowledge qualifications set forth therein.

5.2      INDEMNIFICATION BY THE PURCHASER.

                  (a) The Purchaser shall indemnify and hold the Company and its directors, officers and employees (collectively, the "Company Indemnified Parties") harmless from and against, and agree to promptly defend each of the Company Indemnified Parties from and reimburse each of the Company Indemnified Parties for, any and all Losses that any of the Company Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with any breach or inaccuracy of any representations and warranties made by Purchaser in or pursuant to this Agreement.

                  (b) Notwithstanding any other provision to the contrary Purchaser shall not have any liability under Section 5.2(a) above unless a claim has been asserted with respect to the matters set forth in Section 5.2(a) within two years of the Closing Date. Notwithstanding any provision set forth in this Agreement to the contrary, for purposes of determining whether any Losses have occurred or the amount of any such Losses, the representations and warranties of the Purchaser hereunder shall be considered without regard to any materiality or knowledge qualifications set forth therein.



5.3      NOTIFICATION OF CLAIMS; ELECTION TO DEFEND.

                  (a) A party entitled to be indemnified pursuant to Section 5.1 or 5.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party Claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article V within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the later of (i) the end of such 30-day period and (ii) the date the claim is paid by the Indemnified Party and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

                  (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 5.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 5.1 or 5.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party; provided, however, that if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any such Claim at its own expense (except to the extent provided in the foregoing sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the foregoing sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 5.3(a) hereof of its election to defend in good faith any such third party Claim. So long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party (or has been relieved of the obligation to defend such Claim in accordance with this Section 5.3(b) as a result of a conflict of interest between the Indemnified Party and the Indemnifying Party), the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except to the extent required for defense of the relevant Claim. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including, without limitation, a settlement) has been reached with respect to any Claim contested pursuant to this Section 5.3(b), the Indemnifying Party shall satisfy its obligations with respect thereto. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

5.4      LIMITS FOR RECOVERY OF LOSSES


         The Company shall not be liable as the Indemnifying Party for any Claims under this Section 5 unless and until the aggregate amount of all Claims hereunder by Purchaser or other indemnified parties equals or exceed $75,000, in which case the Company shall be liable for all Claims of Purchaser without regard to such $75,000 limitation. The limitations set forth in the prior sentence shall not apply to Claims against the Company relating to the items set forth in Section 3.12 and the Purchaser Indemnified Persons shall be entitled to indemnification from the Company for any Claims relating to the items set forth in Section 3.12 without any limitation. In all cases, and notwithstanding anything herein to the contrary, the Company shall be subject to a maximum aggregate limit of all Claims against it equal to the aggregate purchase price paid by the Purchaser for the Common Shares.

                                   ARTICLE vi:

                             TRANSFER OF SECURITIES

6.1      RESTRICTION ON TRANSFER.

         The Restricted Securities shall not be transferable except in compliance with the Shareholders Agreement and the provisions of the Securities Act in respect of the transfer thereof. Upon any such Transfer, the holder shall give prompt written notice to the Company of such Transfer, which shall include the identity of the transferee and the number of Restricted Securities Transferred.

6.2      RESTRICTIVE LEGENDS.

         Each certificate evidencing the Restricted Securities and each certificate for any such securities issued to subsequent transferees of any such certificate shall the legend set forth below and the legend as are required by the Shareholders' Agreement.

         "THESE SECURIITES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR IF REASONABLY REQUESTED BY THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."



                                  ARTICLE VII:

                                  MISCELLANEOUS

7.1      FEES, EXPENSES AND ISSUE TAXES.

                  (a) The Company and the Purchaser shall each pay their own fees and expenses incurred on their behalf with respect to the Transactions contemplated herein.

                  (b) The Company agrees that it will pay, and will save the Purchaser harmless from, any and all Liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of the Documents or any modification, amendment or alteration of the terms or provisions of the Documents.

7.2      FURTHER ASSURANCES.

         The Company and the Purchaser shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the other party to carry out the provisions and purposes of the Agreement and the other Documents.

7.3      SUCCESSORS AND ASSIGNS.

         This Agreement shall bind and inure to the benefit of the Company and the Purchaser and their respective successors, assigns, heirs and personal representatives. Upon any transfer of the Common Shares, the transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to such transferred Securities in the same manner as the Purchaser. The Purchaser may freely assign its rights and obligations under this Agreement without the prior consent of the Company to Veronis Suhler & Associates, LLP, Fir Tree Partners or any of their respective Affiliates or to any Person who purchases all or substantially all of the assets or stock of the Purchaser or Galaxy Information Services, LLC.

7.4      ENTIRE AGREEMENT.

         This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto including those provisions of the LOI that expressly relate to the transactions contemplated hereby.

7.5      NOTICES.

         All notices and other communications delivered hereunder (whether or not required to be delivered hereunder) shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered, (b) sent by telecopier, (c) sent by nationally recognized overnight courier guaranteeing next Business Day delivery or (d) sent by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

                  if to the Company:

                           Third Millennium Communications, Inc.
                           125 Clairemont Avenue
                           Suite 400
                           Atlanta, Georgia 30030
                           Attn:  Mr. Gerald E. Eickhoff, Chairman
                           Telecopier number:  404-377-4692


                           with a copy (which shall not constitute Notice) to:

                           Kilpatrick Stockton LLP
                           1100 Peachtree Street
                           Suite 2800
                           Atlanta, Georgia 30309
                           Attention: John Pratt
                           Telecopier number:  (404) 815-6555
                  if to the Purchaser:

                           The Official Information Company
                           250 West 57th Street, Suite 2421
                           New York, New York 10019
                           Attn:  Ian Thomas, President and CEO
                           Telecopier number:  (212) 247-0026

                           with a copy (which shall not constitute Notice) to:

                           Stacey Orr Gallant, Esq.
                           Greenberg Traurig, LLP
                           3060 Peachtree Road, Suite 1100
                           Atlanta, Georgia  30305
                           Telecopier number:  (404) 233-5824

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received
(i) when delivered, if personally delivered, (ii) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy), (iii) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

7.6      AMENDMENTS, MODIFICATIONS AND WAIVERS.

         The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by the Company and Holder. Any amendment, modification or waiver effected in accordance with this paragraph shall be binding on any subsequent Holder and the Company.

7.7      TIME IS OF THE ESSENCE:  DELAYS OR OMISSIONS.

         Time is of the essence of this Agreement. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.8      GOVERNING LAW; WAIVER OF JURY TRIAL.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE HOLDER'S INVESTMENT IN THE COMPANY CONTEMPLATED HEREBY. THE SCOPE OF THIS JURY TRIAL WAIVER SHALL BE LIMITED TO DISPUTES BETWEEN THE COMPANY AND THE HOLDER AND SHALL NOT EXTEND TO DISPUTES BETWEEN THE COMPANY AND ANY OTHER PERSON.

7.9      NO THIRD PARTY RELIANCE.

         Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Purchaser to enter into this Agreement and the other Documents (and the Company acknowledges that the Purchaser have expressly relied thereon) and (b) are solely for the benefit of the Purchaser. Accordingly, no third party (including, without limitation, any holder of capital stock of the Company) or anyone acting on behalf of any thereof other than the Purchaser, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Purchaser or the Company with respect to such representations or warranties or any matter subject to or arising under this Agreement or otherwise.

7.10     EXTENSION; WAIVER.

         At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and any such waiver shall not operate or be construed as a waiver of any subsequent breach by the other party.

7.11     SEVERABILITY.

         It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such



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

provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.12     INDEPENDENCE OF AGREEMENTS, COVENANTS, REPRESENTATIONS AND WARRANTIES.

         All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. The exhibits and schedules attached hereto are hereby made part of this Agreement in all respects.

7.13     COUNTERPARTS; FACSIMILE SIGNATURES.

         This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

7.14     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         The representations, warranties and agreements of the Purchaser and the Company in this Agreement shall survive the Closing until the date that is two years from the date hereof. Notwithstanding the foregoing, the agreements contained in this Article VII shall survive the Closing indefinitely.

7.15     DISCLOSURE OF FINANCIAL INFORMATION.

         Each Holder is hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Company or each of its Subsidiaries which may be furnished to it hereunder or otherwise, to any other Holder, any court, Governmental Body claiming to have jurisdiction over such Holder, to the National Association of Insurance Commissioners or similar organization, as may be required or appropriate in response to any summons or subpoena in connection with any litigation, to the extent necessary to comply with any law, order, regulation or ruling applicable to such Holder, or to any rating agency, in order to protect its investment hereunder; provided, however, that prior to disclosing any such information, such Holder shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy if the Company reasonably determines that such information must be kept confidential.

         Each Holder is hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Company or each of its Subsidiaries which may be furnished to it hereunder or otherwise to any person which shall, or shall have any right or obligation to, succeed to all or any part of such Holder's interest



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

in any of the Common Shares and this Agreement or to any actual purchaser or assignee thereof; provided, however, that no disclosure may be made unless such other Person first executes a confidentiality agreement reasonably acceptable to the Company with respect to any such information disclosed.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first above written.

                                   THE COMPANY:

                                   THIRD MILLENNIUM COMMUNICATIONS, INC.

                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------


                                   PURCHASER:

                                   THE OFFICIAL INFORMATION COMPANY

                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------

                                    EXHIBIT A



                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT B

                             SHAREHOLDERS AGREEMENT





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